Exhibit 10.18(a)

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED SERVICING AGREEMENT

Dated as of December 20, 2019

by and between

GREENSKY, LLC

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION

AMENDED AND RESTATED SERVICING AGREEMENT
THIS AMENDED AND RESTATED SERVICING AGREEMENT (the “Servicing Agreement”) dated as of December 20, 2019 (the “Effective Date”), by and between GREENSKY, LLC, a Georgia limited liability company (including its direct and indirect subsidiaries, “Servicer”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION, an FDIC-insured federally chartered bank (“Lender”). As used herein, “Party” shall mean Servicer or Lender, as applicable, and “Parties” shall mean both Servicer and Lender.
W I T N E S S E T H:
WHEREAS, the Parties entered into that certain Servicing Agreement dated August 25, 2016, as amended by amendments 1-6 to the Servicing Agreement (the Servicing Agreement, together with all amendments, is collectively the “Original Servicing Agreement”);
WHEREAS, the Parties desire to amend and restate the Original Servicing Agreement in its entirety;
WHEREAS, Servicer is in the business of providing clerical, ministerial, and administrative services and a technology platform to lenders in connection with lenders originating consumer loans, primarily through a network of Program Merchants and Sponsors (as defined in the Loan Origination Agreement) (the “GreenSky® Program”);
WHEREAS, the GreenSky® Program is a lending program administered by Servicer on behalf of federally-insured, federal and state chartered lenders participating in the GreenSky® Program;
WHEREAS, Lender currently participates in the GreenSky® Program by extending such loans directly to the customers of the Program Merchants and Sponsors on the terms provided in that certain Loan Origination Agreement dated as of August 25, 2016 between the Parties, as previously amended from time to time (the “Original Loan Origination Agreement”), and such loans are serviced by Servicer pursuant to the Original Servicing Agreement as a first-party servicer in the name of the GreenSky® Program or Lender when performing that servicing;
WHEREAS, contemporaneous herewith, Servicer and Lender are entering into an Amended and Restated Loan Origination Agreement of even date herewith (as hereinafter amended, the “Loan Origination Agreement”), which amends and restates the Original Loan Origination Agreement; and
WHEREAS, the Parties desire that this Servicing Agreement amends and restates the Original Servicing Agreement, and that Loans serviced by Servicer thereunder will continue to be serviced under this Servicing Agreement pursuant to the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Servicer and Lender agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01. Definitions. Capitalized terms used herein or in any certificate or document made or delivered pursuant hereto shall have the following meanings:
“2017 Acquired Loans” shall mean the “Loans” as defined in that certain Purchase and Sale Agreement between Lender, Servicer and [*****] dated as of December 19, 2017, which were acquired by Lender pursuant thereto.
“ACH Account” shall mean the deposit account established by Servicer for the benefit of the lenders in the GreenSky® Program at Lender or such other financial institution customarily utilized by Servicer with respect to other lenders and approved by Lender (which approval will not unreasonably be withheld or delayed), to which the Borrowers are instructed to remit ACH payments on the Loans.
“Affiliate” means with respect to any person or entity, any of the following: (i) any person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity; (ii) any person or entity owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interest of another person or entity; (iii) any person or entity who is an officer, director, general partner or trustee of such person or entity, or anyone acting in a substantially similar capacity to such person or entity; and (iv) any person or entity who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the voting securities or beneficial interest of any of the foregoing.
“Bank Margin” shall have the meaning set forth in Section 3.02.
[*****]
“Base Rate” shall have the meaning set forth in Section 3.02.
“Business Day” shall mean a day that Lender is open for business and excluding Saturdays, Sundays and legal holidays.
[*****]
[*****]
“Collections” shall mean all cash, checks, notes, instruments and other items of payment.
“Confidential Information” shall mean (a) all non-public personal information, (b) all documents, materials, data, and/or information in whatever form or format (including without limitation electronic media) that relates to the performance of servicing or Loans originated under the Loan Origination Agreement or that relates to the business systems, practices, know-how, documents, reports, plans, proposals, forecasts, personnel, policies, training materials, complaints, or business continuity plans of the disclosing party and that is not generally known to the public, and (c) information that the disclosing party designates in writing as confidential or proprietary information or that the receiving party has reasons to know is confidential or proprietary information. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that the receiving party is required by Law or Governmental Authority to disclose, provided that such disclosure is limited to disclosing only the reasonably required information in the manner required, (ii) information that otherwise becomes public other than as a result of action by the receiving party, and (iii) information that the receiving party can demonstrate that it developed without reference to the information received from the disclosing party.
[*****]
[*****]
“Governmental Requirements” means, collectively, all federal and state statutes, codes, ordinances, laws, and regulations that may apply to Servicer or Lender either now or in the future relating to the Servicing of the Loans, including, but not limited to, applicable federal, state and local consumer protection laws, the federal Truth in Lending Act (Regulation Z), the Equal Credit Opportunity Act (Regulation B), the federal Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the Telephone Consumer Protection Act, and the Fair and Accurate Credit Transactions Act of 2003, the Bank Service Company Act, the Bank Secrecy Act, the Gramm-Leach-Bliley Act (Regulation P), and privacy and anti-money laundering laws, and all regulations, rules, orders, guidance, directives, interpretations and decrees of any Governmental Authority related thereto.
“Indemnified Parties” shall have the meaning set forth in Section 7.14.
“Indemnifying Party” shall have the meaning set forth in Section 7.14.
“Index Rate” shall mean [*****].
“Interest” shall mean all interest potentially payable by the Borrower in respect of a Loan including interest that will, by the terms of the Loan, be forgiven if the Loan is timely paid as a result of promotional offerings.
“June 2018 Acquired Loans” shall mean the “Loans” as defined in that certain Purchase and Sale Agreement between Lender, Servicer and [*****] dated as of June 29, 2018, which were acquired by Lender pursuant thereto.
“Lender’s Designated Account” shall mean the blocked account designated by Lender to which Servicer transfers amounts from Loans originated by Lender received in the Lockbox or ACH Account.
“Loan” shall mean a loan originated pursuant the Loan Origination Agreement and other loans acquired by Lender where Lender and Servicer agree in writing that such loans shall be treated as Loans under this Servicing Agreement, together with any amounts, including interest, fees and other charges, generated with respect thereto.

“Loan Origination Agreement” shall have the meaning set forth in the Recitals.
“Lockbox” shall mean the lockbox established by Servicer for the benefit of the lenders in the GreenSky® Program at Wells Fargo, Regions Bank or such other financial institution customarily utilized by Servicer with respect to other lenders and approved by Lender (which approval will not unreasonably be withheld or delayed), to which the Borrowers are instructed to remit check payments on the Loans.
“Monthly Accounting” shall have the meaning set forth in Section 3.01(b).
“Outstanding Balance” shall mean, as of any specified date, the original principal amount of a Loan plus any additional Loan draws, if any, plus the amount of any Interest, fees or other amounts due under or with respect to such Loan minus any payments, credits, or other amounts credited against such Loan, all as contemplated by this Servicing Agreement.
“Payment Date” shall mean the sixth calendar day of a month, but if such calendar day is not a Business Day, then the first Business Day after the sixth calendar day of the month.
“Performance Fee” shall have the meaning set forth in Section 3.01(c).
“Portfolio Credit Losses” shall mean, for each calendar month, an amount equal to (a) the Outstanding Balance of all Loans (i) that, as of the last day of such month, were past due by 4 or more monthly payments, or (ii) that, during such month, Servicer charged off as a result of the sole Borrower or all co-Borrowers (as applicable) being the subject of a bankruptcy or similar proceeding or having died (it being agreed that such Loans should be charged off with respect to the events described in this clause (ii) no later than the date required under Federal Financial Institution Examination Counsel (FFIEC) guidelines), plus (b) to the extent Lender is not otherwise compensated therefor, the portions of the Outstanding Balance of all Loans that have been waived, compromised, settled or forgiven during such month (other than for Loans that were previously included in Portfolio Credit Losses pursuant to clause (a)). The foregoing language is meant to align with ongoing practices since the inception of the relationship between the Parties, and does not change the calculation of the Monthly Accounting prior to the execution of this Servicing Agreement. For the avoidance of doubt, in no event shall the Portfolio Credit Losses for a particular month include any amounts that were previously included in Portfolio Credit Losses for a prior month or for which Lender was otherwise compensated.
[*****]
[*****]
[*****]
“Reset Date” shall have the meaning set forth in Section 3.02.
“Servicer Default” shall have the meaning set forth in Section 4.01.
“Service Transfer” shall have the meaning set forth in Section 4.02(b).

“Servicing” shall have the meaning set forth in Section 2.01(b).
“Servicing Fee” shall have the meaning set forth in Section 3.01(b).
“Successor Servicer” shall have the meaning set forth in Section 4.02(a).
“Termination Notice” shall have the meaning set forth in Section 4.01.
[*****]
Section 1.02. Other Definitional Provisions.
(a) All terms defined in this Servicing Agreement shall have the defined meanings when used in any notice or other document made or delivered pursuant hereto unless otherwise defined therein.
(b) All capitalized terms used here herein and not otherwise defined herein shall have meanings ascribed to them in the Loan Origination Agreement.
(c) The words “hereof,” “herein” and “hereunder” and any words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; and section and schedule references contained in this Servicing Agreement are references to sections and schedules in or to this Servicing Agreement unless otherwise specified.
ARTICLE II
ADMINISTRATION AND SERVICING OF LOANS
Section 2.01. Servicing.
(a) Lender hereby appoints Servicer to service the Loans, on behalf and subject to the supervision of Lender as outlined both in this Agreement and by applicable Governmental Requirements, and also in accordance with the common servicing standards established for the GreenSky® Program as provided herein.
(b) Servicer agrees to service the Loans for Lender in accordance with the customary industry servicing practices of prudent lending institutions that service loans of the same type as the Loans, which shall include, but not be limited to, account opening, transaction processing, customer service, statement generation, reporting, billing, repayment disbursements, management, administration, collection, and customer service, in accordance, where applicable, with the criteria established and adopted by Lender and set forth in this Servicing Agreement including Schedule A (“Servicing”).
(c) Servicer agrees to deliver to Lender, on a daily basis, the daily reports referenced in Schedule B. Further, Servicer agrees to deliver to Lender by no later than the fourth Business Day of each month the monthly Servicer reports with respect to the Loans and no later than the tenth Business Day of each quarter the quarterly Servicer reports with respect to the Loans, in each case as set forth on Schedule B. These reports will include a file, in an electronic format agreed upon by the parties, identifying all Loans (along with all supporting details, including relevant Borrower data and payment history) and individual loan level data including the account number, plan number and month of funding. The Servicer reports set forth on Schedule B will also include such information separately designated for all Loans constituting Portfolio Credit Losses for the month just ended and a listing of all recoveries of Portfolio Credit Losses for the month just ended.
(d) On behalf of Lender, Servicer shall have full power and authority to do any and all things on behalf of Lender in connection with such Servicing that are customary for loan servicers in accordance with all applicable Laws, consistent with regulatory guidance obtained or derived by Lender in good faith from a Governmental Authority with jurisdiction over financial institutions and reasonably necessary or desirable for the benefit of Lender, provided that except as provided herein, until a Loan has become subject to a Portfolio Credit Loss, and thereafter if Servicer has not compensated Lender for the full amount of the related Portfolio Credit Loss, Servicer shall not, without the prior approval of Lender, (i) modify the terms of the Loans, including, but not limited to, interest rate and maturity date, or (ii) waive Borrower payment delinquencies.
(i) Notwithstanding the generality of the foregoing, as reasonably necessary or desirable for the benefit of Lender, Lender authorizes Servicer to settle all Borrower complaints and disputes on behalf of, and in the name of, Lender, provided that any such settlement may involve a total amount (principal, finance charges, and fees) of no more than $20,000.00 individually for any Loan [*****] (other than with respect to Loans where Lender has been compensated in full for the related Portfolio Credit Losses). Such authority includes, without limitation, filing chargebacks with the applicable payment card network, enforcing contractual rights to reimbursement or refunds from Program Merchants and Sponsors, crediting Borrower(s) accounts, and executing settlement and release agreements adopted by Lender substantially in the form attached hereto as Schedule D. In the event that any settlement amount would exceed $20,000.00 individually [*****] (other than with respect to Loans where Lender has been compensated in full for the related Portfolio Credit Losses), Servicer will consult with Lender for final settlement authority.
(ii) The modification of the terms of a Loan, waiver of Borrower payment delinquencies, or other settlement shall have no effect upon the treatment of the Outstanding Balance of such Loan as a Portfolio Credit Loss.
(iii) [*****]
(e) Without limiting the generality of the foregoing, Servicer, on behalf of Lender, agrees to: (i) timely invoice each Borrower for all payments required to be paid by such Borrower, which invoice may be electronic, (ii) direct each Borrower to remit such payments directly to the Lockbox, the ACH Account, or otherwise as instructed by Lender, (iii) forward to the Lockbox or arrange disbursement in accordance with the terms hereof of any amounts that should have been deposited into the Lockbox, but were not so deposited, within 2 Business Days of receiving funds from a Borrower (including any amounts that were Portfolio Credit Losses for which Lender has not been compensated pursuant to the terms of this Agreement), or, if such amounts are not accompanied by a payment coupon or otherwise are unidentifiable, as soon thereafter as practicable after they are identified as being attributable to a Loan, and promptly thereafter instruct the bank maintaining the Lockbox to transfer such amounts to the Lender’s Designated Account, (iv) issue payment instructions to the bank maintaining the ACH Account to allocate to Lender any amounts received in the ACH Account from a Borrower and transfer such amounts to the Lender’s Designated Account within 2 Business Days of receiving funds from a Borrower or, if such funds cannot be identified as being attributable to a particular Loan, as soon thereafter as practicable after they are identified as being attributable to a Loan, and (v) maintain with respect to each Loan, complete and accurate records in accordance with customary industry practices.
(f) Lender shall own and have reasonable access to all Borrower records including, but not limited to, Loan documents, at such time and in such commercially reasonable manner as shall be requested by Lender. Lender may utilize such records for the purposes of marketing Lender’s products and services to Borrowers as permitted by Law and the terms of the GreenSky® Program but subject to any limitations imposed by the Program Agreement(s). Notwithstanding anything herein to the contrary, since the Loans are at all times the sole property of Lender, Lender shall have the unconditional right, at any time and from time to time, to take possession of the original Loan documents or other original evidence of the debt owed by any Borrower as well as all of the electronic files and other data relating to the servicing of such Loans, and Servicer shall promptly deliver the same to Lender on Lender’s request.
(g) Servicer shall not institute collection litigation with respect to a Loan without the prior express written consent of Lender, and Servicer shall not be obligated to institute collection litigation unless it concludes that it is commercially reasonable.
(h) Servicer shall pay all of its expenses incurred in connection with the Servicing of the Loans, which for the avoidance of doubt shall not include state documentary taxes.
(i) Information Sharing. “Personal Information” is defined as information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household. Personal Information includes, but is not limited to, the following:
–Identifiers such as real name, alias, unique personal identifier, online identifier Internet Protocol address, email address, account name, social security number, driver’s license number, passport number, or similar identifiers;
–Protected class designations;
–Transaction information, including records of personal property, products or services purchased, obtained, or considered, or other purchasing or consuming histories or tendencies;
–Biometric information;
–Internet or other electronic network activity information, such as browsing history, search history, and information regarding consumer’s interaction with websites, applications or advertisements;
–Geo-location data;

–Professional or employment related information;
–Educational information;
–Inferences drawn from any profile created based on the above information, such as consumer’s preferences, attitudes, abilities, predispositions, behaviors, etc.
GreenSky certifies that it understands the restrictions regarding the use of Personal Information and will comply with them and any applicable Laws, including the California Consumer Privacy Act (“CCPA”) and the Gramm-Leach-Bliley Act (“GLBA”). Servicer shall not collect, process, sell, or disclose Personal Information other than in compliance with the Gramm Leach Bliley Act and its implementing regulations.
Subject to the restrictions above and as permitted by GLBA and the CCPA (to the extent applicable), Lender agrees to share Borrower information with Program Merchants, Sponsors and other financial institutions participating in the GreenSky® Program, including, but not limited to, for the purposes of: (i) effecting, administering, and enforcing a loan or other transaction requested or authorized by such Borrower; (ii) protecting against or preventing actual or potential fraud, unauthorized transactions, claims, or other liability; or (iii) sharing such information with persons holding a legal or beneficial interest relating to such Borrower. To facilitate such information sharing, Lender directs Servicer, as its agent, and subject to oversight and control by Lender, to share such information with such third parties for the purposes described in this Section 2.01(i).
(j) Servicer represents and warrants that it has developed and implemented written policies and procedures as required by Section 114 of the Fair and Accurate Credit Transactions Act of 2003 to detect, prevent, and mitigate the risk of identity theft in connection with its provision of services and that these policies and procedures are reviewed periodically and updated as necessary. Servicer further represents and warrants that a component of its program is to identify red flags indicative of possible identity theft. If Servicer identifies a red flag indicative of identity theft with respect to a Loan funded by Lender that cannot be cleared pursuant to the written policies and procedures of Servicer, Servicer will take all other appropriate steps to prevent or mitigate identity theft.
(k) Servicer will identify, monitor and report any suspicious activity related to the Loans and/or Loan payments and will report to Lender suspicious activity that Servicer identifies in accordance with reporting requirements under applicable Governmental Requirements and GreenSky® Program policy, and will provide Lender with such information and documentation as Lender may request related to such suspicious activity.
(l) Lender is committed to treating prospective and existing customers in a manner that is equitable, transparent, and consistent with consumer protection laws and regulations including laws and regulations that prohibit unfair deceptive or abusive acts or practices including but not limited to those contained in Sections 1031 and 1036 of Dodd-Frank (“UDAAP”). Servicer represents and warrants that it has sufficient controls in place to comply with UDAAP in the provision of services to Lender under this Servicing Agreement and to prohibit Servicer’s and, if relevant, its Subcontractors’ personnel from engaging in unfair, deceptive or abusive acts or practices as it relates to Borrowers. In accordance therewith, Servicer agrees to provide or make available to Lender, upon reasonable request:

(i) a certification that Servicer’s direct customer-facing personnel, as well as compliance and training personnel, have completed UDAAP training;
(ii) a certification that Servicer’s and, if relevant, its Subcontractors’, direct customer-facing personnel’s contact with Borrowers is subject to quality assurance review to ensure compliance with UDAAP;
(iii) upon Lender’s request: (A) Servicer’s Complaint tracking procedures; and (B) the results of the Complaint tracking procedures;
(iv) documentation of tracking and monitoring of exceptions to Servicer’s Complaint tracking procedures policies, and processes, and documentation of corrective actions taken by Servicer if high levels of exceptions are made, as reasonably determined by Lender;
(v) documentation of follow-up actions performed by Servicer to ensure the recommended corrective actions are implemented;
(vi) subject to Servicer's customary retention policies, access to recordings of customer support calls made to or received from Borrowers; and
(vii) all material marketing and advertising materials prepared or used by Servicer, including promotional materials and marketing scripts including, but not limited to ensuring representations and statements in such materials are factually supported in compliance with all UDAAP requirements including but not limited to ensuring materials have a reasonable factual basis for all representations.
(m) Servicer is prohibited from soliciting, marketing or otherwise communicating with or encouraging any Borrower to refinance a Loan with anyone other than Lender. Servicer also shall not solicit, induce, or attempt to induce any of Lender’s customers or prospective customers to cease doing business in whole or in part with or through Lender, nor shall Servicer otherwise interfere with the contractual or business relations between or among Lender and its customers.
Section 2.02. Compliance.
(a) Lender will use commercially reasonable efforts to adopt, and Servicer will administer, policies and procedures for the GreenSky® Program reasonably designed to ensure compliance with Governmental Requirements.
(b) Servicer agrees to observe and comply with all Governmental Requirements applicable to the Servicing of the Loans (and to provide training to its relevant personnel regarding compliance with applicable Governmental Requirements), and shall make available its facilities, personnel and records for examination or audit when reasonably requested by Lender or its regulators to enable Lender or its regulators to determine Servicer’s compliance with the Governmental Requirements and the provisions of this Servicing Agreement. Without limiting the foregoing, Servicer will share with Lender the results of any material, external regulatory compliance audit of any operations or functions involved in Servicer’s performance under this

Servicing Agreement that is conducted by a third party (other than by or on behalf of another funding participant of Servicer) at the request of Servicer (subject to applicable disclosure restrictions with respect to such review and, if required, Lender’s execution of non-reliance letters, and subject to such results not being privileged), and (ii) Servicer will notify Lender within 30 days of Servicer’s receipt of any material written correspondence from any Governmental Authority relating to requests for Servicer to obtain any licenses or permits, the absence of which would have a material impact on Servicer’s performance of its obligations under this Agreement, the validity or enforceability of the Loans, or could otherwise result in liability to Lender, and Servicer will provide to Lender copies of any such correspondence upon Lender’s request (subject to applicable Law).
(c) Books and Records. Servicer will maintain in accordance with generally accepted accounting principles true, complete and accurate accounting records related to its performance of the services provided to Lender pursuant to this Servicing Agreement and the Loan Origination Agreement. Servicer shall maintain such books and records for such period as is required by Lender’s generally applicable internal record retention policies, but not less than 7 years or 2 years after the repayment of the related Loan, whichever is longer.
Section 2.03. Technology License. In furtherance of the activities contemplated by this Servicing Agreement, Servicer grants Lender a non-exclusive, nontransferable, nonsublicensable, revocable license to use, or for Servicer on Lender’s behalf to use, Servicer’s GreenSky® Program technology platform and the trademarks, logos, program names and other intellectual property rights developed by or for Servicer in connection with the GreenSky® Program or otherwise made available to Lender by Servicer or a Program Merchant in connection with Lender’s participation therein (the “Licensed Technology”) during the term of this Servicing Agreement solely for the purposes of, and in connection with, Lender’s participation in the GreenSky® Program. Lender acknowledges and agrees that Servicer will remain the sole and exclusive owner of all right, title and interest in and to the Licensed Technology (including any and all modifications or derivative works thereof) and all intellectual property rights relating thereto, and Lender does not and will not have or acquire any ownership interest in the Licensed Technology (or any modifications or derivative works thereof) or any intellectual property rights relating thereto under or in connection with this Servicing Agreement.
Section 2.04. Agency. Notwithstanding anything to the contrary in this Servicing Agreement or any other agreement between the Parties, Lender appoints Servicer as Lender’s agent for purposes of the Services, including, without limitation, with respect to the transmission or receipt of funds on behalf of Lender as contemplated by this Servicing Agreement or the Loan Origination Agreement.

ARTICLE III
PERFORMANCE FEE AND SERVICING FEE; PRE-FUNDED BALANCE
Section 3.01. Servicing Fee and Performance Fee.
(a) On each Payment Date, Lender will pay Servicer a “Servicing Fee” equal to [*****].
(b) No later than the fourth Business Day of each month during the term of this Servicing Agreement, Servicer shall provide to Lender a “Monthly Accounting” with respect to the prior month calculated as follows:
[*****]
Section 3.02. Certain Definitions Related to Performance Fee.
[*****]
Section 3.03. Pre-Funded Balance for Loans.
[*****]
ARTICLE IV
SERVICER DEFAULTS
Section 4.01. Servicer Defaults. If any one of the following events (a “Servicer Default”) shall occur and be continuing:
(a) any failure by Servicer to make any payment, transfer or deposit or to give instructions to bank holding the Lockbox or ACH Account to make such payment, transfer or deposit on or before the date occurring 3 Business Days after the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Servicing Agreement, provided however, that where such failure is due to oversight, error or any other reason not including bad faith on the part of the Servicer, such 3 Business Day period shall commence upon notice to Servicer from Lender;
(b) failure on the part of Servicer to duly observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Servicing Agreement or in the Loan Origination Agreement and which continues unremedied for a period of 30 days after the date on which notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Lender;
(c) any representation, warranty or certification made by Servicer in this Servicing Agreement or in any certificate delivered pursuant to this Servicing Agreement shall prove to have been materially incorrect when made, which has a materially adverse effect on the Loans (taken as a whole) and which materially adverse effect continues for a period of 30 days after the date on which notice thereof, requiring the same to be remedied, shall have been given to Servicer by Lender; or
(d) Servicer shall consent to the appointment of a bankruptcy trustee or conservator or receiver or liquidator in any bankruptcy proceeding or other insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all its property, or an action seeking a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a bankruptcy trustee or a conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or the winding-up or liquidation of its affairs, shall have been commenced against Servicer and such action shall have remained undischarged or unstayed for a period of 60 days or an order or decree providing for such relief shall have been entered; or Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; then, Lender, by notice given to Servicer (a “Termination Notice”), may terminate all, but not less than all, of the rights and obligations of Servicer as servicer under this Servicing Agreement and appoint a Successor Servicer, subject to Section 4.02.
(e) Servicer alters its servicing practices in a manner that has a material adverse effect on the Loans, the ability of Servicer to perform its obligations under this Servicing Agreement, the Loan Origination Agreement or on the transactions contemplated hereunder in general, and which material adverse effect continues for a period of 30 calendar days after the earlier of (x) the date on which Servicer becomes aware of such material adverse effect and (y) the date on which notice of such material adverse effect shall have been given to Servicer by Lender.
(f) Servicer experiences a material deterioration in its financial condition such that Servicer is unable to fulfill its obligations under this Servicing Agreement in any material respect (such material deterioration in financial condition, a “Financial Condition Event”), and such Financial Condition Event continues unremedied for a period of 90 calendar days after the date of which notice of such Financial Condition Event shall either have given to Lender by Servicer or to Servicer by Lender.
Notwithstanding the foregoing, a delay in or failure of performance shall not constitute a Servicer Default (i) under paragraph (a) above for a period of 10 Business Days after the applicable grace period or (ii) under paragraph (b) or (c) above for a period of 15 Business Days after the applicable grace period, if such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, terrorism, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve Servicer from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Servicing Agreement, and Servicer shall provide Lender with prompt notice of such failure or delay by it, together with a description of its efforts so to perform its obligations.
Section 4.02. Appointment of Successor.

(a) On and after the receipt by Servicer of a Termination Notice pursuant to Section 4.01, Servicer shall continue to perform all servicing functions under this Servicing Agreement until the date specified in the Termination Notice or otherwise specified by Lender (provided, with respect to an event specified in Section 4.01(b) or (c), such date shall not be less than 60 days after Servicer’s receipt of the initial notice from Lender identifying the occurrence of such event) or until a date mutually agreed upon by Servicer and Lender. Lender shall, as promptly as possible after the giving of a Termination Notice, appoint on commercially reasonable terms a third party servicing entity selected by Lender in its sole discretion, or itself on commercially reasonable terms, as the successor servicer (the “Successor Servicer”), and such Successor Servicer, if a third party, shall accept its appointment by a written assumption in a form acceptable to Lender. In the event that a Successor Servicer has not been appointed or has not accepted its appointment at the time when Servicer ceases to act as Servicer, Lender, without further action, shall automatically be appointed on commercially reasonably terms the Successor Servicer.
(b) After a Successor Servicer is appointed by Lender and is performing the servicing duties, all authority and power of Servicer under this Servicing Agreement, except for the right to receive payment under Section 4.02(d), shall pass to and be vested in the Successor Servicer (a “Service Transfer”) and, without limitation, Lender is hereby authorized and empowered (upon the failure of Servicer to cooperate) to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. Servicer agrees to cooperate with Lender and such Successor Servicer in effecting the termination of the responsibilities and rights of Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of Servicer to service the Loans provided for under this Servicing Agreement, including all authority over all Collections that shall on the date of transfer be held by Servicer for deposit, or which have been deposited in the Lockbox or ACH Account, or which thereafter shall be received with respect to the Loans, and in assisting the Successor Servicer. Servicer shall also complete such transfer of its rights under the Program Agreements as may be necessary for the Successor Servicer to adequately perform its duties and obligations under this Servicing Agreement. At least 120 days prior to the Service Transfer, and then again on the end of the Business Day prior to the Service Transfer, Servicer shall transfer its electronic records relating to the Loans to the Successor Servicer in such electronic form as the Successor Servicer and Lender may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing and enforcement of the Loans in the manner and at such times as the Successor Servicer and Lender shall reasonably request. The Servicer shall be responsible for all expenses incurred in transferring the records and servicing duties to the Successor Servicer. To the extent that compliance with this Section shall require Servicer to disclose to the Successor Servicer information of any kind which Servicer deems to be confidential, the Successor Servicer shall be required to enter into such customary confidentiality agreements as Servicer shall deem reasonably necessary to protect its interests. Servicer will use commercially reasonable efforts to obtain necessary rights and make available to the Successor Servicer services then being utilized by Servicer to perform the services including services provided through third party service or maintenance contracts on equipment or software.

(c) Upon its appointment, the Successor Servicer shall be the successor in all respects to Servicer with respect to servicing functions and collection of any payments under this Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on Servicer by the terms and provisions hereof, and all references in this Servicing Agreement to Servicer shall be deemed to refer to the Successor Servicer, other than the right of Servicer to receive the amounts provided for in Section 4.02(d).
(d) From and after the termination of the servicing by Servicer, the Servicing Fee due to Servicer under Section 3.01(a) shall be reduced by the commercially reasonable servicing fee in accordance with Section 4.02(b) paid by Lender to the Successor Servicer, but (i) the remainder of the Servicing Fee, (ii) the Performance Fee, and (iii) the balance of [*****] shall be paid to Servicer as contemplated by Article III. In the event that Lender serves as a Successor Servicer, the Servicing Fee due to Servicer under Article III shall be reduced by the reasonable amount that Lender would have had to pay to an independent Successor Servicer in an arms’ length transaction.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01. Representations and Warranties of Servicer. Servicer represents and warrants to Lender as follows:
(a) Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Servicer shall be entitled, however, to convert into a Georgia or Delaware corporation.
(b) Servicer has all necessary company power and authority to enter into this Servicing Agreement and to perform all of the obligations to be performed by it under this Servicing Agreement. This Servicing Agreement and the consummation by Servicer of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Servicer, and this Servicing Agreement has been duly executed and delivered by Servicer and constitutes the valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms (except as such enforcement may be limited by bankruptcy and other laws affecting the rights of creditors generally and by general equity principles).
(c) All of the representations and warranties made by Servicer under Section 4.01 of the Loan Origination Agreement are hereby incorporated by reference and restated as representations and warranties made as of the date hereof.
Section 5.02. Representations and Warranties of Lender. Lender represents and warrants to Servicer as follows:
(a) Lender is a nationally chartered, FDIC-insured bank duly organized, validly existing and in good standing.
(b) Lender has all necessary corporate power and authority to enter into this Servicing Agreement and to perform all of the obligations to be performed by it under this Servicing

Agreement. This Servicing Agreement and the consummation by Lender of the transactions contemplated hereby have been duly authorized by all corporate action of Lender, and this Servicing Agreement has been duly executed and delivered by Lender and constitutes the valid and binding obligation of Lender, enforceable against Lender in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other laws relating to or affecting creditors' rights generally and by general equity principles).
(c) All of the representations and warranties made by Lender under Sections 4.02 of the Loan Origination Agreement are hereby incorporated by reference and restated as representations and warranties under this Servicing Agreement.
ARTICLE VI
TERM AND TERMINATION
Section 6.01. Term. This Servicing Agreement shall begin on the Effective Date and end on the date that all Loans funded by Lender under the Loan Origination Agreement have been repaid. For the avoidance of doubt, Lender shall have the right to terminate Servicer’s Servicing under this Servicing Agreement as follows:
(a) under the circumstances set forth in Article IV;
(b) immediately, as a result of any Governmental Requirement or as a result of any significantly increased burden on Lender (relative to other similar lending programs by Lender) to Satisfy a Government Requirement; or
(c) [*****];
provided, that, for the avoidance of doubt, Service shall remain entitled to receive the amounts set forth in Section 4.02(d)(i), (ii) and (iii).
In the event of any termination pursuant to (b) or (c) above, Servicer and Lender shall comply with the provisions of Section 4.02 for the appointment and transition of a Successor Servicer, except that in such events, Lender will pay the reasonable cost and expenses associated with the transfer of records and Service Transfer to the Successor Servicer.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.01. Amendment. This Servicing Agreement may not be modified or amended except by a writing executed by both Parties hereto.
Section 7.02. Governing Law. THIS SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE

OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
Section 7.03. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when actually delivered by a nationally recognized overnight courier or, if rejected by the addressee, when so rejected, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the address shown below, or via pdf format or via email upon, in each case, electronic confirmation of receipt thereof by the other Party, as follows:
If to Servicer: GreenSky, LLC
5565 Glenridge Connector, Suite 700
Atlanta, Georgia 30342
Attention: President

With copy to: GreenSky, LLC
5565 Glenridge Connector, Suite 700
Atlanta, Georgia 30342
Attention: Chief Legal Officer

If to Lender: Fifth Third Bank, N.A.
38 Fountain Square Plaza, MD 1090G7
Cincinnati, Ohio 45263
Attention: Ben Hoffman
Cc: Fifth Third Legal, Fintech Relationships
Either Party shall have the right to change its notice address to another address within the continental United States of America upon providing notice to the other Party.
Section 7.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement.
Section 7.05. Assignment. This Servicing Agreement is binding upon the Parties and their successors and assigns. Either Party may assign this Servicing Agreement or delegate part or all of its rights or obligations hereunder to a financially responsible Affiliate. In addition, Lender may sell, assign, convey or grant a security interest in all or part of the Loans made by it to any Person without limitation or restriction provided that any Person that acquires any interest therein agrees to be bound by the terms of this Servicing Agreement, and either Party may assign its interest hereunder as part of the sale of all or substantially all of its assets or business. Otherwise, neither Party can assign this Servicing Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which may be withheld. Any purported assignment to a Person, without such prior written consent shall be void.
Section 7.06. Further Assurances. Servicer and Lender agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other Party more fully to effect the purposes of this Servicing Agreement, including, without limitation, the authorization or execution of any financing statements or amendments thereto or equivalent documents relating to the Loans for filing under the provisions of the UCC or other law of any applicable jurisdiction and to provide prompt notification to the other Party of any change in the name or the type or jurisdiction of organization of such Party.
Section 7.07. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Servicer or Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 7.08. Counterparts. This Servicing Agreement may be executed in two or more counterparts (and by different Parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 7.09. Binding; Third-Party Beneficiaries. This Servicing Agreement will inure to the benefit of and is binding upon the Parties hereto and their respective successors and permitted assigns. There are no intended third-party beneficiaries of this Servicing Agreement.
Section 7.10. Merger and Integration. This Servicing Agreement amends, restates and supersedes the Original Servicing Agreement and, except as specifically stated otherwise herein, this Servicing Agreement and the schedules hereto, set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Servicing Agreement. Notwithstanding the foregoing, (a) the Addendum to Loan Origination Agreement and Servicing Agreement – Risk Management Service Standards entered into as of April 30, 2018 by the Parties remains in full force and effect and is hereby deemed to be made a part of this Servicing Agreement, (b) the Joinder Agreement entered into as of August 6, 2018 among the Parties, Regions Bank and the other Persons from time to time party thereto remains in full force and effect, and (c) the Purchase and Sale Agreement related to Lender’s acquisition of the 2017 Acquired Loans and the Purchase and Sale Agreement related to Lender’s acquisition of the June 2018 Acquired Loans remain in full force and effect.
Section 7.11. Headings. The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 7.12. Survival. All representations, warranties and agreements contained in this Servicing Agreement shall remain operative and in full force and effect and shall survive until the termination of this Servicing Agreement. In addition, the termination or expiration of this

Servicing Agreement shall not affect the rights of either Party to recover for breaches occurring prior thereto or with respect to provisions of this Servicing Agreement that by their terms continue after termination.
Section 7.13. Damages. Subject to Section 7.15, each Party shall be entitled to all monetary and equitable relief awarded to them by an arbitrator or, if applicable, a court, for a breach by the other Party of its representations, warranties, covenants or other agreements contained in this Servicing Agreement.
Section 7.14. Indemnification. To the fullest extent permitted by law, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, officers, directors, managers, employees and agents (collectively, the “indemnified parties”) from and against any and all losses, liabilities, claims, demands, damages, penalties, fines costs and expenses (including actual, reasonable attorneys’ fees and disbursements) of every, kind, nature and description (collectively, “Damages”) sustained or incurred by the indemnified parties, or any of them, that arise out of or relate to: (i) any material breach by the indemnifying party of any representation, warranty covenant or agreement contained in this Servicing Agreement; (ii) the gross negligence, willful misconduct or bad faith by the indemnifying party, its agents or subcontractors in connection with this Servicing Agreement or the transactions contemplated herein; (iii) any fraud, dishonesty or wrongful acts or omissions by Servicer or Persons contracted by Servicer under this Servicing Agreement, or breach of Servicer’s confidentiality or security obligations under this Servicing Agreement, or failure of Servicer to comply with Applicable Law; or (iv) the activities of any Program Merchant or Sponsor, and/or the goods and/or services provided to any Borrower by any Program Merchant, Sponsor or any third party acting on behalf of a Program Merchant or Sponsor. Without limiting the foregoing, Servicer hereby agrees to indemnify, defend and hold harmless Lender and its indemnified parties from and against any Damages that arise out of or relate to the failure of Servicer, its agents or subcontractors to obtain and maintain any licenses or permits required by any Governmental Authority pursuant to any Governmental Requirements to be obtained or maintained by Servicer, its agents or subcontractors in connection with the performance of the services contemplated by this Agreement.
Section 7.15. Types of Damages. Notwithstanding the foregoing, or any breach of contract or other remedies provided for under applicable Law, in no event shall either Party, or any of their respective Affiliates, officers, directors, managers, employees, or agents be liable for any indirect, incidental, special, punitive, exemplary or consequential damages of any type whatsoever, including without limitation lost profits (even if advised of the possibility thereof) arising in any way from the transactions contemplated hereunder, except insofar as (a) the Performance Fee and Servicing Fee may be deemed to embody these types of damages, or (b) such damages have been determined by a court of competent jurisdiction to be owed to an unrelated third party.
Section 7.16. Arbitration; Jury Trial. If there shall be any dispute arising out of or in any way relating to this Servicing Agreement, the contemplated transactions, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the Parties covenant and agree as follows:

(a) The Parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.
(b) Thereafter, if the dispute is not resolved, then either Party may request in writing that the Parties resolve the conflict by either mediation or binding arbitration. If the Parties cannot agree to submit to either mediation or binding arbitration, either Party may take any legal or equitable action available under Georgia law, and the Parties agree that all actions or proceedings arising in connection with or related to this Servicing Agreement shall be tried and determined only in the state or federal courts located in Atlanta, Georgia.
(c) TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF THIS SERVICING AGREEMENT. Each Party acknowledges that it has been represented by legal counsel of its own choosing and has been advised of the intent, scope and effect of this Section 7.16 and has voluntarily entered into this Servicing Agreement and this Section 7.16.
Section 7.17. Confidential Information. Each Party agrees to maintain the confidentiality of the Confidential Information that it receives from the other party, provided that nothing herein shall limit the ability of a Party to disclose such information to a subsidiary, parent, investor, or subcontractor, provided such recipient is subject to the foregoing confidentiality obligation. In additional, notwithstanding the foregoing, Lender shall at all times be entitled to disclose Confidential Information to Governmental Authorities, Servicer shall at all times be entitled to disclose aggregated performance data and other information that does not by its nature identify an individual Borrower or identify groups of Loans as funded by Lender, and both Parties shall be entitled to disclose Confidential Information to their auditors, attorneys and other professionals who are under a general duty of confidentiality, and both parties may make such disclosures regarding this Servicing Agreement and the terms hereof in their respective Securities and Exchange Commission filings (including filing a copy of this Agreement as an exhibit to such filings) to the extent such party determines such disclosures are reasonably necessary.
[Remainder of the page intentionally left blank, Signature Page follows]

IN WITNESS WHEREOF, Servicer and Lender have caused this Amended and Restated Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.
GREENSKY, LLC

By: /s/ Timothy D. Kaliban
Name: Timothy D. Kaliban
Title: President

FIFTH THIRD BANK,
NATIONAL ASSOCIATION

By: /s/ Tim Spence
Name: Tim Spence
Title: Executive Vice President, Head of Consumer Banking

By: /s/ Fritz Hollmeyer
Name: Fritz Hollmeyer
Title:

By: /s/ Bryan Preston
Name: Bryan Preston
Title: Senior Vice President, Finance

EXHIBIT INDEX

Schedule A – Servicing Duties; Payment Procedures
Schedule B – Servicer Reports
Schedule C – Collection Practices
Schedule D – Form of Confidential Settlement and Release Agreement